Exhibit (a)(1)(i)
OFFER TO PURCHASE
GUGGENHEIM ENERGY & INCOME FUND (THE “FUND”)
DATED SEPTEMBER 2, 2021
OFFER TO PURCHASE FOR CASH UP TO 1,306
COMMON SHARES OF BENEFICIAL INTEREST, PAR VALUE $0.01 PER SHARE (THE “SHARES”),
AT NET ASSET VALUE PER SHARE
THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 PM NEW YORK CITY TIME ON OCTOBER 1, 2021, UNLESS THE OFFER IS EXTENDED
THIS OFFER TO PURCHASE AND THE ACCOMPANYING LETTER OF TRANSMITTAL (WHICH, TOGETHER WITH ANY AMENDMENTS OR SUPPLEMENTS THERETO, COLLECTIVELY CONSTITUTE THE “OFFER”) IS BEING MADE TO ALL SHAREHOLDERS AND IS NOT CONDITIONED ON ANY MINIMUM NUMBER OF SHARES BEING TENDERED, BUT IS SUBJECT TO OTHER CONDITIONS AS OUTLINED HEREIN AND IN THE LETTER OF TRANSMITTAL.
NONE OF THE FUND, ITS BOARD OF TRUSTEES, GUGGENHEIM FUNDS INVESTMENT ADVISORS, LLC (THE FUND’S INVESTMENT ADVISER) OR GUGGENHEIM PARTNERS INVESTMENT MANAGEMENT, LLC (THE FUND’S SUB-ADVISER) MAKES ANY RECOMMENDATION AS TO WHETHER TO TENDER OR NOT TO TENDER SHARES IN THE OFFER. NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THE OFFER OTHER THAN THOSE CONTAINED HEREIN AND IN THE LETTER OF TRANSMITTAL, AND IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MAY NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE FUND. THE FUND HAS BEEN ADVISED THAT NO TRUSTEE OR OFFICER OF THE FUND INTENDS TO TENDER ANY SHARES PURSUANT TO THE OFFER. SEE SECTION 6 OF THIS OFFER TO PURCHASE.
THIS TRANSACTION HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED ON THE FAIRNESS OR MERITS OF SUCH TRANSACTION OR ON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.
BECAUSE THIS OFFER IS LIMITED AS TO THE NUMBER OF SHARES ELIGIBLE TO PARTICIPATE, NOT ALL SHARES TENDERED FOR PURCHASE BY SHAREHOLDERS MAY BE ACCEPTED FOR PURCHASE BY THE FUND. THIS MAY OCCUR, FOR EXAMPLE, WHEN ONE OR MORE LARGE INVESTORS SEEK TO TENDER A SIGNIFICANT NUMBER OF SHARES OR WHEN A LARGE NUMBER OF INVESTORS TENDER SIMULTANEOUSLY.

IMPORTANT
Any shareholder of the Fund (“Shareholder”) desiring to tender any portion of his or her Shares to the Fund should complete and sign the Letter of Transmittal in accordance with the instructions in the Letter of Transmittal, and mail or deliver the Letter of Transmittal for the tendered Shares, signature guarantees, and any other required documents to Computershare Inc. and its wholly owned subsidiary, Computershare Trust Company, N.A. (together, the “Depositary”). The Fund reserves the absolute right to reject Shares determined not to be tendered in appropriate form.
Questions, requests for assistance and requests for additional copies of this Offer to Purchase and the Letter of Transmittal may be directed to Georgeson LLC (the “Information Agent”) in the manner set forth on the last page of this Offer to Purchase.
If you do not wish to tender your Shares, you need not take any action.
September 2, 2021

i

SUMMARY TERM SHEET
This Summary Term Sheet highlights certain information concerning the Offer. To understand the Offer (as defined below) fully and for a more complete discussion of the terms and conditions of the Offer, you should read carefully this entire Offer to Purchase and the related Letter of Transmittal.
What is the Offer?
The Board of Trustees of Guggenheim Energy & Income Fund (the “Fund”) has authorized a tender offer to purchase for cash up to 2.5% of the Fund’s outstanding Shares, or up to 1,306 Shares, at a price per Share equal to the net asset value per Share as of the close of the customary trading session (normally 4:00 p.m. New York City time) on the New York Stock Exchange (“NYSE”) on October 1, 2021 (or if the Offer is extended, on the date to which the Offer is extended), upon specified terms and subject to conditions of the Offer. Shares are not traded on any established trading market.
When will the Offer expire, and may the Offer be extended?
The Offer will expire at 5:00 p.m., New York City time, on October 1, 2021, unless extended. The Fund may extend the period of time the Offer will be open by issuing a press release or making some other public announcement by no later than the next business day after the Offer otherwise would have expired. See Section 1 of this Offer to Purchase.
What is the net asset value per Share as of a recent date?
As of August 30, 2021, the net asset value per Share was $843.71. As of August 30, 2021, there were 52,241 Shares issued and outstanding. During the Offer, Shareholders may contact Georgeson LLC, the Fund’s Information Agent, toll free at (888) 565-5190, between 9:00 a.m. and 11:00 p.m, New York City time, Monday through Friday, to obtain the current net asset value (“NAV”) per share for the Shares.
Will the net asset value be higher or lower on the date that the price to be paid for tendered Shares is to be determined?
No one can accurately predict the net asset value at a future date, but you should realize that net asset value on October 1, 2021 (or if the Offer is extended, on the date to which the Offer is extended), the date the purchase price for tendered Shares is to be determined, may be higher or lower than the net asset value as of August 30, 2021 set forth above.
How do I tender my Shares?
You should obtain the Offer materials, including this Offer to Purchase and the related Letter of Transmittal, read them, and if you should decide to tender, complete a Letter of Transmittal and submit any other documents required by the Letter of Transmittal. These materials must be received by the Depositary in proper form before 5:00 p.m., New York City time, on October 1, 2021 (unless the Offer has been extended by the Fund, in which case the new deadline will be as stated in such notification of the extension). See Section 3 of this Offer to Purchase.
Is there any cost to me to tender?
No fees or commission will be payable to the Fund in connection with the Offer. Tendering Shareholders may be obligated to pay brokerage fees or commissions or, subject to Instruction 8 of the Letter of Transmittal, transfer taxes on the purchase of Shares by the Fund.
May I withdraw my Shares after I have tendered them and, if so, by when?
Yes, you may withdraw your Shares at any time prior to 5:00 p.m., New York City time on October 1, 2021 (or if the Offer is extended, at any time prior to 5:00 p.m., New York City time, on the new expiration date). Withdrawn Shares may be re-tendered by following the tender procedures before the Offer expires (including any extension period). See Section 4 of this Offer to Purchase.
How do I withdraw previously tendered Shares?
A notice of withdrawal of tendered Shares must be timely received by the Depositary, and must specify the name of the Shareholder who tendered the Shares and the number of Shares being withdrawn (which must be all of the Shares tendered). See Section 4 of this Offer to Purchase.

May I place any condition on my tender of Shares?
No.
Is there a limit on the number of Shares I may tender?
No. However, only 1,306 of the Fund’s outstanding Shares will be accepted for tender. See Section 1 of this Offer to Purchase.
What if more than 1,306 Shares are tendered (and not properly withdrawn)?
The Fund will purchase duly tendered Shares from tendering Shareholders pursuant to the terms and conditions of the Offer on a pro rata basis (disregarding fractions) in accordance with the number of Shares tendered by each Shareholder (and not properly withdrawn), unless the Fund determines not to purchase any Shares in the event that the conditions described in Section 12 of this Offer to Purchase are not met. The Fund’s present intention, if the Offer is oversubscribed, is not to purchase more than 1,306 Shares. See Section 1 of this Offer to Purchase.
Must I tender all of my Shares for repurchase?
No. You may tender for repurchase all or part of the Shares you own.
Does the Fund have the financial resources to make payment?
Yes. The Fund expects to fund the repurchase of Shares in the Offer through cash on hand and/or sales of securities in the Fund’s investment portfolio. See Section 5 of this Offer to Purchase.
Will there be additional opportunities to tender my Shares?
As disclosed in the Fund’s Prospectus, dated August 13, 2015 (the “Prospectus”), in recognition that a secondary market for the Fund’s Shares likely will not exist, beginning 18 months after the completion of the Fund’s initial public offering, Guggenheim Funds Investment Advisors, LLC, the Fund’s Investment Adviser (the “Investment Adviser”), and Guggenheim Partners Investment Management, LLC, the Fund’s Sub-Adviser (the “Sub-Adviser”), expect that generally they will recommend to the Board of Trustees that the Fund repurchase up to 2.5% of the outstanding Shares from shareholders on a quarterly basis. The Fund anticipates that each such repurchase offer will generally be limited to 2.5% of the net assets of the Fund, subject to modification in the absolute discretion of the Board of Trustees.
Is my sale of Shares in the Offer a taxable transaction for U.S. federal income tax purposes?
For most Shareholders, yes. The sale of Shares pursuant to the Offer by U.S. Shareholders (as defined in Section 7), other than those who are tax-exempt, will be a taxable transaction for U.S. federal income tax purposes, either as a sale or exchange eligible for capital gains treatment, or, under certain circumstances, as a dividend. The Depositary will withhold U.S. federal income taxes equal to 30% of the gross payments payable to Non-U.S. Shareholders (as defined in Section 7) unless the Depositary determines that such Non-U.S. Shareholder is eligible for a reduced rate of withholding pursuant to a treaty or that an exemption from withholding is applicable because the gross proceeds are effectively connected with the conduct of a trade or business within the U.S. See Section 7 of this Offer to Purchase for a more detailed discussion of certain U.S. federal income tax consequences. U.S. and Non-U.S. Shareholders are advised to consult their tax advisors.
Is the Fund required to complete the Offer and purchase all Shares tendered up to the maximum of 1,306 Shares?
The Fund has the right to cancel, amend or postpone this Offer at any time before 5:00 pm, New York City time, on October 1, 2021. In addition, there are certain circumstances in which the Fund will not be required to purchase any Shares tendered as described in Section 12 of this Offer to Purchase.
Is there any reason Shares tendered will not be accepted?
In addition to those circumstances described in Section 12 of this Offer to Purchase in which the Fund is not required to accept tendered Shares, the Fund has reserved the right to reject any and all tenders determined by it not to be in appropriate form. For example, tenders will be rejected if the tender does not include the original signature(s) or the original of any required signature guarantee(s).

How will tendered Shares be accepted for purchase?
Properly tendered Shares, up to the number tendered for, will be accepted for purchase by a determination of the Fund followed by notice of acceptance to the Depositary, which thereafter will make payment as directed by the Fund with funds to be deposited with it by the Fund. See Section 2 of this Offer to Purchase.
Although the amounts required to be paid by the Fund will generally be paid in cash, the Fund may under certain limited circumstances pay all or a portion of the amounts due by an in-kind distribution of securities. The Fund intends to make an in-kind payment of securities only under the limited circumstance whereby making a cash payment would result in a material adverse effect on the Fund or on Shareholders.
]If Shares I tender are accepted by the Fund, when will payment be made?
It is anticipated that payment for tendered Shares, if accepted, will be made promptly after the Termination Date (as defined below).
What action need I take if I decide not to tender my Shares?
None.
Does management encourage Shareholders to participate in the Offer, and will management participate in the Offer?
None of the Fund, its Board of Trustees, the Investment Adviser, or the Sub-Adviser makes any recommendation to tender or not to tender Shares in the Offer. The Fund has been advised that no trustee or officer of the Fund intends to tender Shares.
How do I obtain additional information?
Questions and requests for assistance should be directed to the Information Agent for the Offer, toll free at (888) 565-5190. Requests for additional copies of the Offer to Purchase, the Letter of Transmittal and all other Offer documents should also be directed to the Information Agent for the Offer.

TO THE SHAREHOLDERS OF COMMON SHARES OF BENEFICIAL INTEREST OF
GUGGENHEIM ENERGY & INCOME FUND
INTRODUCTION
Guggenheim Energy & Income Fund, a Delaware statutory trust (the “Fund”) registered under the Investment Company Act of 1940, as amended (the “1940 Act”), as a closed-end, non-diversified management investment company, hereby offers to purchase for cash up to 2.5% of the Fund’s outstanding Shares, or up to 1,306 Shares in the aggregate (the “Offer Amount”), at a price (the “Purchase Price”) per Share, equal to the net asset value (“NAV”) per Share in U.S. Dollars as of the close of the customary trading session (normally 4:00 p.m. New York City time) on the NYSE on October 1, 2021 (or if the Offer is extended, on the date to which the Offer is extended), upon the terms and subject to the conditions set forth in the Offer. The depositary for the Offer is Computershare Inc. and its wholly owned subsidiary, Computershare Trust Company, N.A. The Fund has provided materials for the Offer to record holders on or about September 2, 2021.
THIS OFFER IS BEING EXTENDED TO ALL SHAREHOLDERS OF THE FUND AND IS NOT CONDITIONED ON ANY MINIMUM NUMBER OF SHARES BEING TENDERED, BUT IS SUBJECT TO OTHER CONDITIONS AS OUTLINED HEREIN AND IN THE LETTER OF TRANSMITTAL. SEE SECTION 12 OF THIS OFFER TO PURCHASE.
NONE OF THE FUND, ITS BOARD OF TRUSTEES, THE INVESTMENT ADVISER OR THE SUB-ADVISER MAKES ANY RECOMMENDATION AS TO WHETHER TO TENDER OR NOT TO TENDER SHARES IN THE OFFER. NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THE OFFER OTHER THAN THOSE CONTAINED HEREIN AND IN THE LETTER OF TRANSMITTAL, AND IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MAY NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE FUND. THE FUND HAS BEEN ADVISED THAT NO TRUSTEE OR OFFICER OF THE FUND INTENDS TO TENDER ANY SHARES PURSUANT TO THE OFFER.
THIS TRANSACTION HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED ON THE FAIRNESS OR MERITS OF SUCH TRANSACTION OR ON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.
BECAUSE THIS OFFER IS LIMITED AS TO THE NUMBER OF SHARES ELIGIBLE TO PARTICIPATE, NOT ALL SHARES TENDERED FOR PURCHASE BY SHAREHOLDERS MAY BE ACCEPTED FOR PURCHASE BY THE FUND. THIS MAY OCCUR, FOR EXAMPLE, WHEN ONE OR MORE LARGE INVESTORS SEEK TO TENDER A SIGNIFICANT NUMBER OF SHARES OR WHEN A LARGE NUMBER OF INVESTORS TENDER SIMULTANEOUSLY.
As of August 30, 2021, there were 52,241 Shares issued and outstanding, and the NAV per Share was $843.71. During the Offer, Shareholders may contact Georgeson LLC, the Fund’s Information Agent, toll free at (888) 565-5190, between 9:00 a.m. and 11:00 p.m., New York City time, Monday through Friday, to obtain the current NAV for the Shares.
Any Shares acquired by the Fund pursuant to the Offer will be retired automatically and will have the status of unissued shares. Tendering Shareholders may be obligated to pay brokerage fees or commissions or, subject to Instruction 8 of the Letter of Transmittal, transfer taxes on the purchase of Shares by the Fund.

1. Terms of the Offer; Termination Date. Upon the terms and subject to the conditions set forth in the Offer, the Fund will accept for purchase, and pay for, up to 2.5% of the Fund’s outstanding Shares, or 1,306 Shares, validly tendered on or prior to 5:00 p.m., New York City time, on October 1, 2021, or such later date to which the Offer is extended (the “Termination Date”) and not properly withdrawn as permitted by Section 4.
If the number of Shares properly tendered and not properly withdrawn prior to the Termination Date is less than or equal to the Offer Amount, the Fund will, upon the terms and conditions of the Offer, purchase all Shares so tendered. If more than 1,306 of the Fund’s Shares are duly tendered pursuant to the Offer (and not withdrawn as provided in Section 4), unless the Fund determines not to purchase any Shares in the event that the conditions described in Section 12 of this Offer to Purchase are not met, the Fund will purchase Shares from tendering Shareholders, in accordance with the terms and conditions specified in the Offer, on a pro rata basis (disregarding fractions) in accordance with the number of Shares duly tendered by or on behalf of each Shareholder (and not properly withdrawn). Except as described herein, withdrawal rights expire on the Termination Date. The Fund does not contemplate extending the Offer and increasing the number of Shares covered thereby by reason of more than 1,306 of the Fund’s Shares having been tendered.
The Fund expressly reserves the right, in its sole discretion, at any time or from time to time, to extend the period of time during which the Offer is open by giving oral or written notice of such extension to the Depositary. Any such notification will be provided no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Termination Date. If the Fund makes a material change in the terms of the Offer or the information concerning the Offer, or if it waives a material condition of the Offer, the Fund will extend the Offer to the extent required by Rules 13e-4(d)(2) and 13(e)-4(e)(3) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). During the extension, all Shares properly tendered and not properly withdrawn previously will remain subject to the Offer, subject to the right of a tendering Shareholder to withdraw his or her Shares.
Subject to the terms and conditions of the Offer, the Fund will pay the consideration offered or return the tendered securities promptly after the termination or withdrawal of the Offer in accordance with the terms as set forth in Section 2 below. Any extension, delay or termination will be followed as promptly as practicable by notification thereof, such notification, in the case of an extension, to be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Termination Date.
2. Acceptance for Purchase and Payment for Shares. Upon the terms and subject to the conditions of the Offer, the Fund will accept for purchase, and will pay for, Shares validly tendered on or before the Termination Date, and not properly withdrawn in accordance with Section 4, promptly after the Termination Date, except in circumstances described below. In all cases, payment for Shares tendered and accepted for purchase pursuant to the Offer will be made only after timely receipt by the Depositary of a properly completed and duly executed Letter of Transmittal (or facsimile thereof), and any other documents required by the Letter of Transmittal. The Fund expressly reserves the right, in its sole discretion, to delay the acceptance for purchase of, or payment for, Shares, in whole or in part, in order to comply with any applicable law.
If the Fund’s portfolio does not provide adequate liquidity to fund the Offer, the Fund may extend the last day of any tender offer or choose to pay tendering Shareholders with a promissory note, payment on which may be made in cash up to 30 days after the Termination Date (as extended). The promissory note will be non-interest bearing, non-transferable and non-negotiable. With respect to the Shares tendered, the owner of a promissory note will no longer be a Shareholder of the Fund and will not have the rights of a Shareholder, including without limitation voting rights. The promissory note may be prepaid, without premium, penalty or notice, at any time.
For purposes of the Offer, the Fund will be deemed to have accepted for purchase Shares validly tendered and not properly withdrawn as, if and when the Fund gives oral or written notice to the Depositary of its acceptance for purchase of such Shares pursuant to the Offer. Payment for Shares accepted for purchase pursuant to the Offer will be made by deposit of the aggregate purchase price therefor with the Depositary, which will act as agent for the tendering Shareholders for purpose of receiving payments from the Fund and transmitting such payments to the tendering Shareholders. Under no circumstances will interest on the purchase price for Shares be paid, regardless of any delay in making such payment.
Although the amounts required to be paid by the Fund will generally be paid in cash, the Fund may under certain limited circumstances pay all or a portion of the amounts due by an in-kind distribution of securities. The Fund intends to make an in-kind payment of securities only under the limited circumstance whereby making a cash payment would result in a material adverse effect on the Fund or on Shareholders.

In the event of proration, the Fund will determine the proration factor and pay for those tendered Shares accepted for purchase as soon as practicable after the Termination Date. However, the Fund expects that it will not be able to announce the final results of any proration or commence payment for any Shares purchased pursuant to the Offer until at least three business days after the Termination Date.
If any tendered Shares are not accepted for purchase pursuant to the terms and conditions of the Offer for any reason, or are not paid because of an invalid tender, such unpurchased Shares will be returned, without expense to the tendering Shareholder, as soon as practicable following expiration or termination of the Offer.
If the Fund is delayed in its acceptance for purchase of, or in its payment for, Shares, or is unable to accept for purchase or pay for Shares pursuant to the Offer for any reason, then, without prejudice to the Fund’s rights under this Offer, the Depositary may, on behalf of the Fund, retain tendered Shares, and such Shares may not be withdrawn, except that Shareholders will have the right to withdraw the tender of Shares at any time after July 29, 2021, to the extent the Shares have not yet been accepted for purchase.
The purchase price of the Shares will equal their NAV as of the close of the customary trading session (normally 4:00 p.m. New York City time) on the NYSE on October 1, 2021, or such later date to which the Offer is extended. Tendering Shareholders may be required to pay brokerage commissions or fees. Under the circumstances set forth in Instruction 8 of the Letter of Transmittal, Shareholders may be subject to transfer taxes on the purchase of Shares by the Fund.
The Fund normally calculates the NAV of its Shares daily at the close of regular trading of the NYSE. On August 30, 2021, the NAV was $843.71 per Share. During the Offer, Shareholders may contact Georgeson LLC, the Fund’s Information Agent, toll free at (888) 565-5190, between 9:00 a.m. and 11:00 p.m., New York City time, Monday through Friday, to obtain the current NAV for the Shares.
3. Procedure for Tendering Shares. For a Shareholder validly to tender Shares pursuant to the Offer, a properly completed and duly executed Letter of Transmittal, together with any required signature guarantees, and any other documents required by the Letter of Transmittal, must be transmitted to and received by the Depositary at one of its addresses set forth on the last page of this Offer to Purchase.
Signatures on Letters of Transmittal must be guaranteed by a firm which is a broker, dealer, commercial bank, credit union, savings association or other entity and which is a member in good standing of a stock transfer association’s approved medallion program (such as STAMP, SEMP or MSP) (each, an “Eligible Institution”) unless (i) the Letter of Transmittal is signed by the registered holder of the Shares tendered or (ii) such Shares are tendered for the account of an Eligible Institution. In all other cases, all signatures on the Letter of Transmittal must be guaranteed by an Eligible Institution. See Instruction 6 of the Letter of Transmittal for further information.
All questions as to the validity, form, eligibility (including time of receipt), payment and acceptance for purchase of any tender of Shares will be determined by the Fund in its sole discretion, which determination shall be final and binding. The Fund reserves the absolute right to reject any and all tenders of Shares it determines not to be in proper form or the acceptance for purchase of which may, in the opinion of its counsel, be unlawful. The Fund also reserves the absolute right to waive any of the conditions of the Offer or any defect or irregularity in the tender of any Shares. No tender of Shares will be deemed to have been validly made until all defects and irregularities have been cured or waived. None of the Fund, the Investment Adviser, the Sub-Adviser, the Information Agent, the Depositary or any other person shall be under any duty to give notification of any defects or irregularities in tenders, nor shall any of the foregoing incur any liability for failure to give any such notification. The Fund’s interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and instructions thereto) will be final and binding.
Payment for Shares tendered and accepted for purchase pursuant to the Offer will be made, in all cases, only after timely receipt of (i) a properly completed and duly executed Letter of Transmittal (or facsimile thereof) for such Shares and (ii) any other documents required by the Letter of Transmittal. The tender of Shares pursuant to any of the procedures described in this Section 3 will constitute an agreement between the tendering Shareholder and the Fund upon the terms and subject to the conditions of the Offer.
The method of delivery of all required documents is at the election and risk of each tendering Shareholder. If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended.
For a discussion of certain federal income tax consequences to tendering U.S. Shareholders, including with respect to the application of backup withholding on payments made to Shareholders, see Section 7.

4. Rights of Withdrawal. Tenders of Shares made pursuant to the Offer may be withdrawn at any time prior to the Termination Date (October 1, 2021, unless extended).
To be effective, a written notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the last page of this Offer to Purchase. Any notice of withdrawal must specify the name of the person who executed the particular Letter of Transmittal, the number of Shares to be withdrawn, and the names in which the Shares to be withdrawn are registered. Any signature on the notice of withdrawal must be guaranteed by an Eligible Institution.
All questions as to the form and validity, including time of receipt, of any notice of withdrawal will be determined by the Fund, in its sole discretion, which determination shall be final and binding. None of the Fund, the Investment Adviser, the Sub-Adviser, the Information Agent, the Depositary or any other person shall be under any duty to give notification of any defects or irregularities in any notice of withdrawal nor shall any of the foregoing incur any liability for failure to give such notification. Any Shares properly withdrawn will be deemed not to have been validly tendered for purposes of the Offer. However, withdrawn Shares may be re-tendered by following the procedures described in Section 3 of this Offer to Purchase at any time prior to the Termination Date.
If the Fund is delayed in its acceptance for purchase of Shares, or it is unable to accept for purchase Shares tendered pursuant to the Offer, for any reason, then, without prejudice to the Fund’s rights under this Offer, the Depositary may, on behalf of the Fund, retain tendered Shares, and such Shares may not be withdrawn, except that Shareholders will also have the right to withdraw the tender of Shares at any time after July 29, 2021, to the extent the Shares have not yet been accepted for purchase.
5. Source and Amount of Funds; Effect of the Offer. The actual cost of the Offer to the Fund cannot be determined at this time because the number of Shares to be purchased will depend on the number tendered, and the price will be based on the NAV per Share on the Termination Date (October 1, 2021, unless extended). If the NAV per Share on the Termination Date were the same as the NAV per Share on August 30, 2021, and if Shareholders tender 1,306 Shares pursuant to the Offer (i.e. the Offer is fully subscribed), the estimated payment by the Fund to the Shareholders would be approximately $1,101,885, the Fund’s net assets after giving effect to the tender would be $42,974,369 and the number of outstanding Shares would be 50,935. No one can accurately predict the NAV at a future date, but you should realize that the NAV on October 1, 2021 (or if the Offer is extended, on the date to which the Offer is extended), the date the purchase price for tendered Shares is to be determined, may be higher or lower than the NAV as of August 30, 2021 set forth above.
The Fund expects to fund the purchase of shares accepted for tender in the Offer through cash on hand and/or sales of securities in the Fund’s investment portfolio.
The offer may have certain adverse consequences for tendering and non-tendering Shareholders.
Effect on NAV and Consideration Received by Tendering Shareholders. If the Fund were required to sell a substantial amount of portfolio securities to raise cash to finance the Offer, the prices of portfolio securities being sold and/or the Fund’s remaining portfolio securities may decline and hence the NAV per Share may decline. If a decline occurs in the value of portfolio securities, the Fund cannot predict what its magnitude might be or whether such a decline would be temporary or continue to or beyond the Termination Date. Because the price per Share to be paid in the Offer will be dependent upon the NAV per Share as determined on the Termination Date, if such a decline continued up to the Termination Date (October 1, 2021, unless extended), the consideration received by tendering Shareholders would be reduced. In addition, the sale of portfolio securities will cause the Fund to incur increased brokerage and related transaction expenses, and the Fund may receive proceeds from the sale of portfolio securities that are less than their valuations by the Fund. Accordingly, obtaining the cash to consummate the Offer may result in a decrease in the Fund’s NAV per Share, thereby reducing the amount of proceeds received by tendering Shareholders and the NAV per Share for non-tendering Shareholders.
The Fund may sell portfolio securities during the pendency of the Offer to raise cash for the purchase of Shares. Thus, during the pendency of the Offer, and possibly for a short time thereafter, the Fund may hold a greater than normal percentage of its net assets in cash and cash equivalents. The Fund will pay for tendered Shares it accepts for purchase promptly after the Termination Date of this Offer. Because the Fund will not know the number of Shares tendered until the Termination Date, the Fund will not know until the Termination Date the amount of cash required to pay for such Shares. If on or prior to the Termination Date, the Fund does not have, or believes it is unlikely to have, sufficient cash to pay for all Shares tendered, it may extend the Offer to allow additional time to sell portfolio securities and raise sufficient cash.
Recognition of Capital Gains by the Fund. As noted, the Fund may be required to sell portfolio securities to finance the Offer. If the Fund’s tax basis for the securities sold is less than the sale proceeds, the Fund will recognize capital gains. The Fund would expect to declare and distribute any such gains to Shareholders of record (reduced by net capital losses realized during the fiscal year, if any). In addition, some of the distributed gains may be realized on securities held for one year or less, which would generate income taxable to the non-tendering Shareholders at ordinary income rates. This recognition and distribution of gains, if any, would have certain negative consequences; first, Shareholders at the time of a declaration of distributions would be required to pay taxes on a greater amount of distributions than otherwise would be the case; second, to raise cash to make the distributions, the Fund might need to sell additional portfolio securities thereby possibly being forced to realize and recognize additional capital gains. It is impossible to predict what the amount of unrealized gains or losses would be in the Fund’s portfolio at the time that the Fund is required to liquidate portfolio securities (and hence the amount of capital gains or losses that would be realized and recognized). As of September 30, 2020, the end of the Fund’s most recently ended fiscal year, the Fund had net unrealized depreciation of $8,110,178 and capital loss carryforwards of $5,049,544.
Tax Consequences of Repurchases to Shareholders. The Fund’s purchase of tendered Shares pursuant to the Offer will have tax consequences for tendering Shareholders and may have tax consequences for non-tendering Shareholders. See Section 7 of this Offer to Purchase.
6. Purpose of the Offer; Plans or Proposals of the Fund. The Board of Trustees of the Fund has authorized a tender offer to purchase for cash up to 2.5% of the Fund’s outstanding Shares, or up to 1,306 Shares, at a price per Share equal to the NAV per Share as of the close of the customary trading session (normally 4:00 p.m. New York City time) on the NYSE on October 1, 2021 (or if the Offer is extended, on the date to which the Offer is extended), upon specified terms and subject to conditions of the Offer. Shares are not traded on any established trading market.
The purpose of this Offer is to provide limited liquidity to Shareholders, as contemplated by and in accordance with the procedures set forth in the Prospectus. Because there is no secondary trading market for Shares, the Fund has determined, after consideration of various matters, including but not limited to those set forth in the Prospectus, that the Offer is in the best interests of Shareholders in order to provide limited liquidity for Shares as contemplated in the Prospectus. The Fund intends to consider the continued desirability of making an offer to purchase Shares on a quarterly basis, but the Fund is not required to make any such offer.
The purchase of Shares pursuant to the Offer will have the effect of increasing the proportionate interest in the Fund of Shareholders that do not tender Shares. Shareholders that retain their Shares may be subject to increased risks due to a reduction in the Fund’s aggregate assets resulting from payment for the Shares tendered. These risks include the potential for greater volatility in our NAV due to possible decreased diversification. However, the Fund believes that this result is unlikely given the nature of the Fund’s investment program. A reduction in the aggregate assets of the Fund may result in Shareholders that do not tender Shares bearing higher costs to the extent that certain expenses borne by the Fund are relatively stable and may not decrease if assets decline.
Any Shares acquired by the Fund pursuant to the Offer will be retired and will have the status of unissued shares.
The Fund does not have any present plans or proposals and is not engaged in any negotiations that relate to or would result in: (a) any extraordinary transaction, such as a merger, reorganization or liquidation, involving the Fund; (b) other than in connection with transactions in the ordinary course of the Fund’s operations and for purposes of funding the Offer, any purchase, sale or transfer of a material amount of assets of the Fund or any of its subsidiaries; (c) any material change in the Fund’s present distribution policy, or indebtedness or capitalization of the Fund; (d) changes to the present Board of Trustees or management of the Fund, including changes to the number or the term of members of the Board of Trustees, the filling of any existing vacancies on the Board of Trustees or changes to any material term of the employment contract of any executive officer; (e) any other material change in the Fund’s corporate structure or business, including any plans or proposals to make any changes in the Fund’s investment policy for which a vote would be required by Section 13 of the 1940 Act; (f) the suspension of the Fund’s obligation to file reports pursuant to Section 15(d) of the Exchange Act; (g) the acquisition by any person of additional securities of the Fund, or the disposition of securities of the Fund; or (h) any changes in the Fund’s Agreement and Declaration of Trust, By-Laws or other governing instruments or other actions that could impede the acquisition of control of the Fund.
NONE OF THE FUND, ITS BOARD OF TRUSTEES, THE INVESTMENT ADVISER OR THE SUB-ADVISER MAKES ANY RECOMMENDATION TO ANY SHAREHOLDER AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING ANY OF SUCH SHAREHOLDER’S SHARES, AND NONE OF SUCH PERSONS HAS AUTHORIZED ANY PERSON TO MAKE ANY SUCH RECOMMENDATION. SHAREHOLDERS ARE URGED TO EVALUATE CAREFULLY ALL INFORMATION IN THE OFFER, CONSULT THEIR INVESTMENT AND TAX ADVISORS AND MAKE THEIR OWN DECISIONS WHETHER TO TENDER SHARES.

7. Federal Income Tax Consequences of the Offer. The following discussion describes the U.S. federal income tax consequences generally applicable to tendering Shares in the Offer. This summary is based upon the Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations promulgated thereunder, Internal Revenue Service (“IRS”) pronouncements and judicial decisions, all as currently in effect as of the date hereof and all of which are subject to change or differing interpretation, possibly with retroactive effect. Except where noted, this summary addresses Shareholders whose Shares are held as capital assets within the meaning of the Code and does not deal with special situations, including, without limitation, those of dealers in securities or commodities, traders in securities that elect to mark their holdings to market, financial institutions, tax-exempt organizations, insurance companies, U.S. expatriates, persons liable for the alternative minimum tax, persons holding Shares as a part of a hedging, conversion or constructive sale transaction or a straddle or U.S. Shareholders whose functional currency is not the U.S. dollar. This summary does not address all aspects of U.S. federal income taxes and does not address the effects of the Medicare contribution tax on net investment income or foreign, state, local or other tax considerations that may be relevant to Shareholders in light of their particular circumstances. Shareholders should consult their tax advisors concerning the U.S. federal income tax consequences of participating in the Offer in light of their particular situations as well as any consequences arising under the laws of any other taxing jurisdiction.
If a partnership holds Shares, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding Shares, you should consult your tax advisors.
As used herein, a U.S. Shareholder means a Shareholder that is (i) a citizen or individual resident of the U.S., (ii) a corporation (or any other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the U.S. or any state thereof or the District of Columbia, (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source or (iv) a trust if it (x) is subject to the primary supervision of a court within the U.S. and one or more U.S. persons have the authority to control all substantial decisions of the trust or (y) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person. A “Non-U.S. Shareholder” is a Shareholder that is neither a U.S. Shareholder nor a partnership (or any other entity treated as a partnership for U.S. federal income tax purposes).
U.S. Shareholders. An exchange of Shares for cash in the Offer will be a taxable transaction for U.S. federal income tax purposes. As a consequence of the exchange, a tendering U.S. Shareholder will, depending on such Shareholder’s particular circumstances, be treated either as recognizing gain or loss from the disposition of the Shares or as receiving a dividend distribution from the Fund. Under Section 302(b) of the Code, a sale of Shares pursuant to the Offer generally will be treated as a sale or exchange if the receipt of cash by the Shareholder: (a) results in a complete termination of the Shareholder’s interest in the Fund, (b) results in a substantially disproportionate redemption with respect to the Shareholder, or (c) is not essentially equivalent to a dividend with respect to the Shareholder. In determining whether any of these tests has been met, Shares actually owned, as well as Shares considered to be owned by the Shareholder by reason of certain constructive ownership rules set forth in Section 318 of the Code, generally must be taken into account (including shares that may be acquired through options that it owns or shares held by certain members of the U.S. shareholder’s family). In addition, under certain circumstances it may be possible for a tendering United States holder to satisfy one of the Section 302 tests by contemporaneously selling or otherwise disposing of all or some of the shares that are actually or constructively owned by the U.S. shareholder but that are not purchased pursuant to the tender offer. Alternatively, a U.S. Shareholder may fail to satisfy any of the Section 302 tests because of contemporaneous acquisitions of shares by the U.S. Shareholder or by a related party whose shares are constructively owned by the U.S. Shareholder. U.S. Shareholders should consult their tax advisors regarding the considerations of any such sales or acquisitions in their particular circumstances.
Complete Termination Test. The purchase of a U.S. Shareholder’s shares by the Fund pursuant to the tender offer will result in a “complete termination” of the U.S. Shareholder’s equity interest in the Fund if all of the shares that are actually and constructively owned by the U.S. Shareholder are sold pursuant to the tender offer. If the tender offer is prorated, the shares not purchased due to such proration must be taken into account in determining whether a “complete termination” has occurred. With respect to shares owned by certain related individuals, the holder may be entitled to and may waive, in accordance with Section 302(c) of the Code, attribution of shares which otherwise would be considered as constructively owned by the holder. Shareholders wishing to satisfy the “complete termination” test through waiver of the constructive ownership rules should consult their tax advisors.
Substantially Disproportionate Test. The sale of Shares pursuant to the Offer generally will result in a “substantially disproportionate” redemption with respect to a Shareholder if the percentage of the Fund’s then outstanding voting stock owned by the Shareholder (both actually and constructively) immediately after the sale is less than 80% of the percentage of the Fund’s voting stock owned by the Shareholder (both actually and constructively) determined immediately before the sale, and immediately following the exchange, the Shareholder actually and constructively owns less than 50% of the total combined voting power of the Fund’s stock.

Not Essentially Equivalent to a Dividend Test. The sale of Shares pursuant to the Offer generally will be treated as “not essentially equivalent to a dividend” with respect to a Shareholder if the reduction in the Shareholder’s proportionate interest in the Fund’s stock as a result of the Fund’s purchase of Shares constitutes a “meaningful reduction” of the Shareholder’s interest. Whether the receipt of cash by a Shareholder who sells shares pursuant to the tender offer will be “not essentially equivalent to a dividend” will depend upon the Shareholder’s particular facts and circumstances. If, as a result of an exchange of shares for cash pursuant to the tender offer, a U.S. Shareholder whose relative stock interest in the Fund is minimal (e.g., less than 1%) and who exercises no control over the corporate affairs of the Fund suffers any reduction in its proportionate interest in the Fund (including any ownership of shares constructively owned), the U.S. Shareholder should generally be regarded as having suffered a meaningful reduction in its interest in the Fund. Shareholders should consult their tax advisors as to the application of this test in their particular circumstances.
If any of the above three tests for sale or exchange treatment is met, a U.S. Shareholder will recognize gain or loss equal to the difference between the price paid by the Fund for the Shares purchased in the Offer and the Shareholder’s adjusted basis in such Shares. If such Shares are held as a capital asset, the gain or loss will be capital gain or loss. Such gain or loss will be long-term capital gain or loss if the U.S. Shareholder’s holding period for the shares at the time of the exchange exceeds one year.
If the requirements of Section 302(b) of the Code are not met, amounts received by a Shareholder who sells Shares pursuant to the Offer will be taxable to the Shareholder as a dividend to the extent of such Shareholder’s allocable share of the Fund’s current or accumulated earnings and profits. To the extent that amounts received exceed such Shareholder’s allocable share of the Fund’s current and accumulated earnings and profits for a taxable year, the distribution will first be treated as a non-taxable return of capital, causing a reduction in the adjusted basis of such Shareholder’s Shares and any amounts in excess of the Shareholder’s adjusted basis will constitute taxable gain. Any such capital gain will be long-term capital gain if the U.S. Shareholder’s holding period for the shares at the time of the exchange exceeds one year. Any remaining adjusted basis in the Shares tendered to the Fund will be transferred to any remaining Shares held by such Shareholder.
If the payment for any purchase of Shares pursuant to the Offer is treated as a taxable dividend to the selling Shareholder rather than as an exchange, the other Shareholders, including the non-tendering Shareholders, could be deemed to have received taxable stock distributions under certain circumstances. Shareholders are urged to consult their tax advisors regarding the possibility of deemed distributions resulting from the purchase of Shares pursuant to the Offer.
Non-U.S. Shareholders. The Depositary will withhold U.S. federal income taxes equal to 30% of the gross payments payable to a Non-U.S. Shareholder or his or her agent unless the Depositary determines that a reduced rate of withholding is available pursuant to a tax treaty or that an exemption from withholding is applicable because such gross proceeds are effectively connected with the conduct of a trade or business within the U.S. In order to obtain a reduced rate of withholding pursuant to a tax treaty, a Non-U.S. Shareholder must deliver to the Depositary before the payment a properly completed and executed IRS Form W-8BEN (for individuals) or Form W-8BEN-E (for entities). In order to obtain an exemption from withholding on the grounds that the gross proceeds paid pursuant to the Offer are effectively connected with the conduct of a trade or business within the U.S., a Non-U.S. Shareholder must deliver to the Depositary a properly completed and executed IRS Form W-8ECI. A Non-U.S. Shareholder may be eligible to obtain a refund of all or a portion of any tax withheld if such Non-U.S. Shareholder meets one of the “complete termination,” “substantially disproportionate” or “not essentially equivalent to a dividend” tests described above or is otherwise able to establish that no tax or a reduced amount of tax is due. Backup withholding generally will not apply to amounts subject to the 30% or a treaty-reduced rate of withholding. Non-U.S. Shareholders are urged to consult their tax advisors regarding the application of U.S. federal income tax withholding, including eligibility for a withholding tax reduction or exemption, and the refund procedure.
Backup Federal Income Tax Withholding. Backup withholding tax will be imposed on the gross proceeds paid to a tendering U.S. Shareholder (as defined in Section 7) unless the U.S. Shareholder provides such U.S. Shareholder’s taxpayer identification number (employer identification number or social security number) to the Depositary, certifies as to no loss of exemption from backup withholding and complies with applicable requirements of the backup withholding rules, or such U.S. Shareholder is otherwise exempt from backup withholding. Therefore, each tendering U.S. Shareholder should complete and sign the Substitute Form W-9 included as part of the Letter of Transmittal so as to provide the information and certification necessary to avoid backup withholding, unless such U.S. Shareholder otherwise establishes to the satisfaction of the Depositary that such U.S. Shareholder is not subject to backup withholding. Certain U.S. Shareholders (including, among others, most corporations) are not subject to these backup withholding requirements. In addition, Non-U.S. Shareholders (as defined in Section 7) are subject to these withholding requirements. In order for a Non-U.S. Shareholder to qualify as an exempt recipient, that Non-U.S. Shareholder must submit an applicable IRS Form W-8 (generally, an IRS Form W-8BEN, W-8BEN-E or W-8ECI). Such statements can be obtained from the Depositary.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment can be refunded or credited against the Shareholder’s U.S. federal income tax liability, if any, provided that the required information is furnished to the IRS in a timely manner.
To prevent backup U.S. federal income tax withholding, each U.S. Shareholder who does not otherwise establish an exemption from such withholding must provide the Depositary with the Shareholder’s correct taxpayer identification number and provide certain other information by completing the Substitute Form W-9 included in the Letter of Transmittal.
In addition, a Non-U.S. Shareholder (other than an individual) may be subject to a 30% withholding tax under Chapter 4 of the Code, commonly referred to as “FATCA,” unless such Non-U.S. Shareholder establishes an exemption from such withholding tax under FATCA, typically on IRS Form W-8BEN-E. If the Depositary withholds any amounts under FATCA, such amounts will be credited against any withholding due for U.S. federal income tax.
The tax discussion set forth above is a summary and is included for general information only. Each Shareholder is urged to consult his or her tax advisor to determine the particular tax consequences to him or her of the Offer, including the applicability and effect of state, local and foreign tax laws.
8. Selected Financial Information. The audited financial statements of the Fund for the fiscal year ended September 30, 2020 appear in the Fund’s Annual Report to Shareholders for the period ended September 30, 2020 (the “Annual Report”). The unaudited financial statements of the Fund for the fiscal period ended March 31, 2021 appear in the Fund’s Semi-Annual Report to Shareholders for the period ended March 31, 2021 (the “Semi-Annual Report”). The Annual Report and Semi-Annual Report have previously been provided to Shareholders of the Fund and is incorporated by reference herein. Copies of the Annual Report and Semi-Annual Report can be obtained for free at the website of the Securities and Exchange Commission (the “SEC”) (http://www.sec.gov).
9. Certain Information Concerning the Fund, the Investment Adviser and the Sub-Adviser. The Fund is a closed-end, non-diversified management investment company organized as a Delaware statutory trust. The Fund commenced investment operations on August 13, 2015. Unlike most closed-end funds, the Fund’s Shares are not listed on a national securities exchange. Instead, the Fund expects to provide Shareholders with limited liquidity through tender offers for Shares. The Fund’s primary investment objective is to provide high income. As a secondary investment objective, the Fund seeks capital appreciation. The Fund seeks to achieve its investment objectives by investing, under normal market conditions, at least 80% of its managed assets in (i) securities of energy companies and (ii) income producing securities of other issuers. The principal executive offices and business address of the Fund are located at 227 West Monroe Street, Chicago, Illinois 60606. The Fund’s business telephone number is (312) 827-0100.
It is anticipated that the Fund will complete an event intended to provide liquidity for the holders of Shares on or before July 28, 2023 (the “Liquidity Event Date”). If the Board of Trustees determines that under then current market conditions it is in the best interests of the Fund to do so, the Fund may extend the Liquidity Event Date for one year, to July 28, 2024, without a shareholder vote. The Liquidity Event Date can be further extended beyond July 28, 2024 if approved by 75% of the trustees followed by approval by 75% of the outstanding voting securities of the Fund. An event intended to provide liquidity for the holders of Shares will consist of either (i) termination and liquidation of the Fund, or (ii) a tender offer to repurchase 100% of the Fund’s outstanding shares at a price equal to the then current net asset value per Share (collectively, a “Shareholder Liquidity Event”). The Fund’s investment objectives and policies are not designed to seek to return to investors that purchase Shares in this offering their initial investment on the Liquidity Event Date or any other date, and such initial investors and any investors that purchase Shares after the completion of this offering may receive less than their original investment through any Shareholder Liquidity Event.
If the Fund anticipates that the Shareholder Liquidity Event will involve the termination and liquidation of the Fund, beginning one year before the Liquidity Event Date (the “wind-down period”) the Adviser may begin liquidating all or a portion of the Fund’s portfolio through opportunistic sales. During the wind-down period the Fund may deviate from its investment strategy of investing at least 80% of its Managed Assets in securities of energy companies and income producing securities of other issuers.
The Investment Adviser is a wholly-owned subsidiary of Guggenheim Partners, LLC (“Guggenheim Partners”). The Investment Adviser is a limited liability company organized under the laws of Delaware on October 7, 2003 and an investment adviser registered under the Investment Advisers Act of 1940, as amended (“Advisers Act”). The Investment Adviser has served as Investment Adviser since the commencement of operations. The principal business address of the Investment Adviser is 227 West Monroe Street, Chicago, Illinois 60606. The Fund is sub-advised by Guggenheim Partners Investment Management, LLC, a wholly-owned subsidiary of Guggenheim Partners, and an affiliate of the Investment Adviser. The principal business address of the Sub-Adviser is 100 Wilshire Boulevard, Santa Monica, California 90401. The principal business address of Guggenheim Partners is 135 East 57th Street, New York, New York 10022.
The Fund is subject to the information and reporting requirements of the 1940 Act and in accordance therewith is obligated to file reports and other information with the SEC relating to its business, financial condition and other matters. The Fund has also filed an Offer to Purchase on Schedule TO with the SEC. The Fund’s filings are also available to the public on the SEC’s internet site (http://www.sec.gov). Copies may be obtained, by mail, upon payment of the SEC’s customary charges, by writing to its Public Reference Section at 100 F Street, N.E., Washington, D.C. 20549.
10. Interests of Trustees, Executive Officers and Associates; Transactions and Arrangements Concerning the Shares. No trustee, executive officer or investment adviser of the Fund beneficially owned Shares as of December 31, 2021, except as set forth below:
Name	Position	Number of Shares Beneficially Owned	Percentage of Shares Beneficially Owned
Guggenheim Funds Investment Advisors, LLC	Investment Adviser	100	Less than 1%
The business address and business telephone number of each of the trustees and officers listed above are in care of the Fund at 227 West Monroe Street, Chicago, Illinois 60606 and (312) 827-0100, respectively. The principal business address of the Investment Adviser is 227 West Monroe Street, Chicago, Illinois. The principal business address of the Sub-Adviser is 100 Wilshire Boulevard, Santa Monica, California 90401.
Neither the Fund nor, to the best of the Fund’s knowledge, any of the Fund’s officers or trustees, any person controlling the Fund, or any executive officer or trustee of any corporation or other person ultimately in control of the Fund, has effected any transaction in Shares during the past 60 days.
Other than as set forth in the Offer, neither the Fund nor, to the best of the Fund’s knowledge, any of the Fund’s officers or trustees is a party to any contract, arrangement, understanding or relationship with any other person relating, directly or indirectly to the Offer with respect to any securities of the Fund, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations.
The Fund has been advised that no trustee or officer of the Fund intends to tender Shares.
11. Certain Legal Matters; Regulatory Approvals. The Fund is not aware of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for the acquisition or ownership of Shares by the Fund as contemplated herein. Should any such approval or other action be required, the Fund currently contemplates that such approval or other action will be sought. The Fund is unable to predict whether it may determine that it is required to delay the acceptance for purchase of, or payment for, Shares tendered pursuant to the Offer pending the outcome of any such matter. There can be no assurance that any such approval or other action, if needed, would be obtained without substantial conditions or that the failure to obtain any such approval or other action might not result in adverse consequences to the Fund’s business. The Fund’s obligations under the Offer to accept for purchase and pay for Shares are subject to certain conditions described in Section 12.
12. Certain Conditions to the Offer. Notwithstanding any other provision of the Offer, the Fund will not commence the Offer or accept tenders of the Fund’s Shares during any period when (a) such transactions, if consummated, would impair the Fund’s status as a regulated investment company under the Code (which would make the Fund a taxable entity, causing the Fund’s income to be taxed at the fund level in addition to the taxation of Shareholders who receive distributions from the Fund); (b) the Fund would not be able to liquidate portfolio securities in a manner that is orderly and consistent with the Fund’s investment objectives and policies in order to purchase shares of Shares tendered pursuant to the Offer; or (c) there is, in the Board of Trustees’ judgment, any (i) legal or regulatory action or proceeding instituted or threatened challenging the tender offer or otherwise materially adversely affecting the Fund, (ii) declaration of a banking moratorium by Federal or state authorities or any suspension of payment by banks in the United States or New York State, which is material to the Fund, (iii) limitation imposed by Federal or state authorities on the extension of credit by lending institutions, (iv) commencement of war, armed hostilities, acts of terrorism or other international or national calamity directly or indirectly involving the United States that in the sole determination of the board of directors is material to the Fund, or (v) any other event or conditions which, in the judgment of the

Board of Trustees, would have a material adverse effect on the Fund or its Shareholders if the Offer were consummated; or (d) the Board of Trustees of the Fund determines in good faith that effecting any such transaction would constitute a breach of its fiduciary duty owed to the Fund or its Shareholders. The Fund will commence the Offer if it is delayed by the pendency of any of the above described events within 30 days of the termination of such delaying event, as determined by the Fund in its sole discretion.
The foregoing conditions are for the sole benefit of the Fund and may be asserted by the Fund regardless of the circumstances (including any action or inaction by the Fund) giving rise to any such conditions or may be waived by the Fund in whole or in part at any time and from time to time in its sole discretion. The failure by the Fund at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time. Any determination by the Fund concerning the events described in this Section shall be final and binding on all parties.
Notification shall be provided of a material change in, or waiver of, such conditions, and the Offer may, in certain circumstances, be extended in connection with any such change or waiver.
If the Offer is suspended or postponed, the Fund will provide notice to Shareholders of such suspension or postponement.
13. Fees and Expenses. The Fund will not pay to any broker or dealer, commercial bank, trust company or other person any solicitation fee for any Shares purchased pursuant to the Offer. The Fund will reimburse such persons for customary handling and mailing expenses incurred in forwarding the Offer. No such broker, dealer, commercial bank, trust company or other person has been authorized to act as agent of the Fund or the Depositary for purposes of the Offer.
The Fund has retained Computershare Inc. and its wholly owned subsidiary, Computershare Trust Company, N.A., to act as Depositary. The Depositary and the Information Agent will receive reasonable and customary compensation for their services and will also be reimbursed for certain out of pocket expenses, and will be indemnified against certain liabilities by the Fund.
14. Miscellaneous. The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares in any jurisdiction in which the making of the Offer or the acceptance for purchase of Shares tendered pursuant to the Offer would not be in compliance with the laws of such jurisdiction. The Fund may, in its sole discretion, take such action as it may deem necessary to make the Offer in any such jurisdiction.
The Fund is not aware of any jurisdiction in which the making of the Offer or the acceptance for purchase of Shares in connection therewith would not be in compliance with the laws of such jurisdiction. Consequently, the Offer is currently being made to all holders of Shares. However, the Fund reserves the right to exclude Shareholders in any jurisdiction in which it is asserted that the Offer cannot lawfully be made. So long as the Fund makes a good faith effort to comply with any state law deemed applicable to the Offer, the Fund believes that the exclusion of Shareholders residing in such jurisdiction is permitted under Rule 13e-4(f)(9) promulgated under the Exchange Act.
No person has been authorized to give any information or to make any representations in connection with the Offer other than those contained herein and in the Letter of Transmittal, and if given or made, such information or representations may not be relied upon as having been authorized by the Fund.
15. Contacting the Depositary and the Information Agent. The Letter of Transmittal and any other required documents should be sent by each Shareholder of the Fund to the Depositary as set forth on the back cover page of this Offer to Purchase.

The Depositary for the Offer is:
Computershare Inc. and its wholly owned subsidiary, Computershare Trust Company, N.A.
By First Class Mail:	By Registered, Certified, or Express Mail, or Overnight Courier:
Computershare c/o Voluntary Corporate Actions PO Box 43011 Providence, RI 02940-3011	Computershare c/o Voluntary Corporate Actions 150 Royall St, Suite V Canton, MA 02021
Any questions or requests for assistance or additional copies of the Offer to Purchase, the Letter of Transmittal and other documents may be directed to the Information Agent at its telephone number and location listed below.

The Information Agent for the Offer is:
Georgeson LLC
1290 Avenue of the Americas, 9th Floor
New York, NY 10104
Shareholders, Banks and Brokers may call toll free: (888) 565-5190

GUGGENHEIM ENERGY & INCOME FUND
September 2, 2021